Exhibit 21.1
Subsidiaries of Dr Pepper Snapple Group, Inc.

Name of Subsidiary		Jurisdiction of Formation
1	234DP Aviation, LLC	Delaware
2	A&W Concentrate Company	Delaware
3	Americas Beverages Management GP	Nevada
4	AmTrans, Inc.	Illinois
5	Berkeley Square US, Inc.	Delaware
6	Beverage Investments LLC	Delaware
7	Beverages Delaware Inc.	Delaware
8	DP Beverages Inc.	Delaware
9	DPS Americas Beverages, LLC	Delaware
10	DPS Beverages, Inc.	Delaware
11	DPS Finance II, Inc.	Delaware
12	DPS Holding Inc.	Delaware
13	Dr Pepper Snapple Group Employee Relief Fund	Texas
14	Dr Pepper/Seven Up Beverage Sales Company	Texas
15	Dr Pepper/Seven Up Manufacturing Company	Delaware
16	Dr Pepper/Seven Up, Inc.	Delaware
17	High Ridge Investments US, Inc.	Delaware
18	International Beverage Investments GP	Delaware
19	International Investments Management LLC	Delaware
20	Mott's General Partnership	Nevada
21	Mott's LLP	Delaware
22	MSSI LLC	Delaware
23	Nantucket Allserve, Inc.	Massachusetts
24	Nuthatch Trading US, Inc.	Delaware
25	Pacific Snapple Distributors, Inc.	California
26	Royal Crown Company, Inc.	Delaware
27	Snapple Beverage Corp.	Delaware
28	Splash Transport, Inc.	Delaware
29	The American Bottling Company	Delaware
30	Canada Dry Mott's Inc.	Canada
31	Aguas Minerales International Investments B.V.	Netherlands
32	Bebidas Americas Investments B.V.	Netherlands
33	CDMI Investments B.V.	Netherlands
34	Comercializadora de Bebidas, SA de CV	Mexico
35	Peñafiel Aguas Minerales SA de CV	Mexico
36	Peñafiel Bebidas SA de CV	Mexico
37	Peñafiel Servicios Comerciales, S.A. de C.V.	Mexico
38	Peñafiel Servicios S.A. de C.V.	Mexico
39	Embotelladora Mexicana de Agua, SA de CV	Mexico
40	Industria Embotelladora de Bebidas Mexicanas, SA de CV	Mexico
41	Manantiales Penafiel, S.A. de C.V.	Mexico
42	Snapple Beverage de Mexico, S.A. de C.V.	Mexico